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Exhibit 12(b)
                               Idaho Power Company
                       Consolidated Financial Information

 Ratio of Earnings to Combined Fixed Charges and Preferred Dividend Requirements


                                                           Twelve Months Ended December 31,
                                                                (Thousands of Dollars)
                                                1991      1992      1993      1994      1995      1996
Computation of Ratio of Earnings to
 Fixed Charges:
   Consolidated net income                   $ 57,872  $ 59,990  $ 84,464  $ 74,930  $ 86,921  $ 90,618

Income taxes:
  Income taxes (includes amounts charged
    to  other  income  and deductions)         24,321    24,601    38,057    35,307    49,498    51,316
   Investment  tax  credit adjustment          (3,177)   (1,439)   (1,583)   (1,064)   (1,086)      776

      Total  income  taxes                     21,144    23,162    36,474    34,243    48,412    52,092

Income  before  income  taxes                  79,016    83,152   120,938   109,173   135,333   142,710

Fixed Charges:
   Interest  on  long-term debt                54,370    53,408    53,706    51,172    51,147    52,165
  Amortization of debt discount,
     expense  and  premium  -  net                374       392       507       567       567       594
    Interest  on  short-term  bank  loans         935       647       220     1,157     3,144     2,269
    Other  interest                             3,297     1,011     2,023     1,538     1,598     2,319
   Interest  portion  of  rentals                 884       683     1,077       794       925       991

      Total  fixed  charges                    59,860    56,141    57,533    55,228    57,381    58,338

    Preferred  dividends  requirements          6,663     7,611     8,547    10,682    12,392    12,146

Total fixed charges and
        preferred  dividends                   66,523    63,752    66,080    65,910    69,773    70,484

Earnings  -  as  defined                     $138,876  $139,293  $178,471  $164,401  $192,714  $201,048

Ratio of earnings to fixed charges and
   preferred  dividends                         2.09X     2.18X     2.70X     2.49X     2.76X     2.85X

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